Cowen Declares Quarterly Dividend On Its
Series A Cumulative Perpetual Convertible Preferred Stock

NEW YORK — January 26, 2021 — Cowen Inc. (NASDAQ:COWN) (“Cowen” or the “Company) today announced that its Board of Directors has declared a quarterly cash dividend of $14.06 per share on the Company’s 5.625% Series A Cumulative Perpetual Convertible Preferred Stock (the “Convertible Preferred Stock”).

The quarterly dividend on the Convertible Preferred Stock is payable on February 16, 2021, to holders of record at the close of business on February 1, 2021.

About Cowen Inc.

Cowen Inc. (“Cowen” or the “Company”) is a diversified financial services firm offering investment banking services, equity and credit research, sales and trading, prime brokerage, global clearing, commission management services and actively managed alternative investment products. Cowen focuses on delivering value-added capabilities to our clients in order to help them outperform. Founded in 1918, the Company is headquartered in New York and has offices worldwide. Learn more at Cowen.com

For further information, contact:

Cowen Inc.
J.T. Farley, Investor Relations
(646) 562-1056
james.farley@cowen.com